Exhibit 99.1

For immediate release November 2, 2009	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR
THE THIRD QUARTER AND FIRST NINE MONTHS OF 2009
Mayfield Village, Ohio, November 2, 2009 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2009.
Net income for the quarter ended September 30, 2009 was $6,320,000, or $1.19 per diluted share, compared to $6,423,000, or $1.22 per diluted share, for the comparable period in 2008. Currency exchange rates had a negative impact on net income of $359,000.
Net sales in the third quarter of 2009 were $69,132,000, a decrease of 7% from sales of $73,952,000 in the third quarter of 2008. Net sales decreased only 1% excluding the negative impact of currency exchange rates of $3,965,000.
Net income for the nine months ended September 30, 2009 decreased 15% to $12,626,000, or $2.38 per diluted share, compared to $14,862,000, or $2.78 per diluted share for the comparable period in 2008. Currency exchange rates negatively impacted net income for the first nine months of 2009 by $1,205,000. Net income in 2008 included a net gain of $461,000, or $.09 per diluted share, on the sale of Superior Modular Products Company (“SMP”), a former wholly owned domestic subsidiary.
Net sales decreased 10% to $187,394,000 for the first nine months of 2009 compared to $209,179,000 in the first nine months of 2008. Net sales decreased 2% for the first nine months excluding the negative impact of currency exchanges rates of $18,639,000.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “I believe our results are admirable considering the state of the world economy during this past year. Excluding the impact of currency when foreign statements are translated into U.S. dollars, net income was up 4% for the quarter. When the currency impact and discontinued operations are excluded from the first nine months, net income was down only 2%.”

PAGE 2 / PLP ANNOUNCES THIRD QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings “Risk Factors” and “Forward-Looking Statements” in the Company’s 2008 Annual Report on Form 10-K filed with the SEC on March 13, 2009. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three month periods ended September 30,		Nine month periods ended September 30,
Thousands, except per share data	2009	2008	2009	2008

Net sales	$69,132	$73,952	$187,394	$209,179
Cost of products sold	44,518	48,489	124,352	141,034

GROSS PROFIT	24,614	25,463	63,042	68,145

Costs and expenses
Selling	5,750	6,119	16,640	17,879
General and administrative	8,609	7,506	23,032	22,553
Research and engineering	2,411	2,218	6,631	6,545
Other operating (income) expenses — net	(337)	462	(359)	605

	16,433	16,305	45,944	47,582

OPERATING INCOME	8,181	9,158	17,098	20,563

Other income (expense)
Interest income	95	225	307	655
Interest expense	(153)	(138)	(369)	(415)
Other income (expense)	326	176	983	196

	268	263	921	436

INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	8,449	9,421	18,019	20,999

Income taxes	2,190	2,807	5,501	6,604

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	6,259	6,614	12,518	14,395

Income from discontinued operations, net of tax	—	(34)	—	735

NET INCOME	6,259	6,580	12,518	15,130

Less net income (loss) attributable to noncontrolling interests, net of tax	(61)	157	(108)	268

NET INCOME ATTRIBUTABLE TO PLPC	$6,320	$6,423	$12,626	$14,862

BASIC EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$1.21	$1.24	$2.41	$2.67

Discontinued operations attributable to PLPC common shareholders	$—	$(0.01)	$—	$0.14

Net income attributable to PLPC common shareholders	$1.21	$1.23	$2.41	$2.81

DILUTED EARNINGS PER SHARE
Income per share from continuing operations attributable to PLPC common shareholders	$1.19	$1.23	$2.38	$2.64

Discontinued operations attributable to PLPC common shareholders	$—	$(0.01)	$—	$0.14

Net income attributable to PLPC common shareholders	$1.19	$1.22	$2.38	$2.78

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Weighted-average number of shares outstanding — basic	5,235	5,218	5,231	5,298

Weighted-average number of shares outstanding — diluted	5,316	5,269	5,309	5,345

Amount attributable to PLPC common shareholders:
Income from continuing operations, net of tax	$6,320	$6,457	$12,626	$14,127
Discontinued operations, net of tax	—	(34)	—	735

Net Income	$6,320	$6,423	$12,626	$14,862

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share and per share data	2009	2008

ASSETS
Cash and cash equivalents	$35,520	$19,869
Accounts receivable, less allowances of $920 ($972 in 2008)	45,937	36,899
Inventories — net	48,439	48,412
Deferred income taxes	2,184	2,786
Prepaids and other	5,242	4,704

TOTAL CURRENT ASSETS	137,322	112,670

Property and equipment — net	61,124	55,940
Patents and other intangibles — net	3,505	3,858
Goodwill	6,436	5,520
Deferred income taxes	5,885	6,943
Other assets	7,072	5,944

TOTAL ASSETS	$221,344	$190,875

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$3,301	$3,101
Current portion of long-term debt	967	494
Trade accounts payable	17,188	14,632
Accrued compensation and amounts withheld from employees	10,221	6,606
Accrued expenses and other liabilities	13,222	10,415

TOTAL CURRENT LIABILITIES	44,899	35,248

Long-term debt, less current portion	3,441	2,653
Other noncurrent liabilities and deferred income taxes	14,206	15,973

SHAREHOLDERS’ EQUITY
PLPC shareholders’ equity:
Common shares — $2 par value, 15,000,000 shares authorized, 5,234,039 and 5,223,830 issued and outstanding, net of 554,059 and 551,059 treasury shares at par, respectively	10,468	10,448
Paid in capital	5,369	3,704
Retained earnings	156,086	146,624
Accumulated other comprehensive loss	(13,549)	(24,511)

TOTAL PLPC SHAREHOLDERS’ EQUITY	158,374	136,265

Noncontrolling interest	424	736

TOTAL SHAREHOLDERS’ EQUITY	158,798	137,001

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$221,344	$190,875